Exhibit 99.1

CONTACT:	Thomas M. Kitchen Stewart Enterprises, Inc. 1333 S. Clearview Parkway Jefferson, LA 70121 504-729-1400	FOR IMMEDIATE RELEASE
STEWART ENTERPRISES, INC. DECLARES QUARTERLY DIVIDEND
JEFFERSON, La.—(BUSINESS WIRE)—March 27, 2006—Stewart Enterprises, Inc. (Nasdaq NMS: STEIE) reported today that its Board of Directors has declared a quarterly cash dividend of $0.025 per share. The dividend is payable on April 27, 2006 to holders of record of Class A and Class B Common Stock as of the close of business on April 13, 2006.
Founded in 1910, Stewart Enterprises, Inc., is the third largest provider of products and services in the death care industry in the United States, currently owning and operating 231 funeral homes and 144 cemeteries. Through its subsidiaries, the Company provides a complete range of funeral merchandise and services, along with cemetery property, merchandise and services, both at the time of need and on a preneed basis.